November 17, 2014

Omid Tahernia, President & CEO
c/o Ikanos Communications, Inc.
47669 Fremont Boulevard
Fremont, California 94538

Dear Omid:

Pursuant to a decision by the Compensation Committee of the Board of Directors, we have agreed to the following modification to your offer letter dated May 30, 2012, as amended on September 5, 2013 (collectively, the “Offer Letter”), as follows:

The definition of “Change of Control” has been amended and replaced in its entirety by the following:

“‘Change of Control’ means the occurrence of any of the following events: (i) any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act; other than one or more funds, individually or collectively, associated with Tallwood Venture Capital) becomes the ‘beneficial owner’ (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (‘Incumbent Directors’ means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company)); or (iv) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.”

No other provision in your Offer Letter, other than as specifically set forth herein, shall be deemed to have been changed. For the avoidance of doubt, the foregoing modification to your Offer Letter shall apply for purposes of your Stock Option Agreement dated June 11, 2012, which references your Offer Letter for the definition of “Change of Control” as used therein. If the above modifications to your Offer Letter are acceptable to you, please signed where indicated below.

Very sincerely yours,

Ikanos Communications, Inc.

/s/ George Pavlov
George Pavlov
Chairman, Compensation Committee of the Board of Directors

AGREED AND ACCEPTED:

/s/ Omid Tahernia
Omid Tahernia